Exhibit 10.3(b)

FIRST ADDENDUM TO RESELLER
SOFTWARE LICENSE AND SUPPORT AGREEMENT

This First Addendum to Reseller Software License and Support Agreement (“Addendum”) is made and entered into as of February 24, 2010 (the “Effective Date”), by and between Rurbanc Data Services, Inc., an Ohio corporation having a mailing address of 7622 State Route 66N, Defiance, Ohio 43512 (“RDSI”), and New Core Holdings, Inc., a Florida corporation having a mailing address of 720 Gooseneck Drive, Lititz, Pennsylvania 17543 (“NCHI”) (each a “Party” and collectively the “Parties”) and is an addendum to that certain Reseller Software and Support Agreement between the Parties dated as of April 25, 2009 (the “Reseller Agreement”). Capitalized terms, if not defined herein, shall have the meaning set forth in the Reseller Agreement.

WHEREAS, NCHI desires that RDSI continue to promote the license and use of the Software, including the use of the Software with other software developed or owned by third parties and desires to authorize RDSI to take actions that will further the use of the Software; and

WHEREAS, RDSI has recently paid NCHI an estimated, refundable, advance software licensing fee and a staff expense reimbursement, as more fully described in RDSI’s letter to NCHI dated February 1, 2010.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, NCHI and RDSI hereby agree as follows:

NCHI hereby grants to RDSI the nonexclusive, worldwide, noncancellable right and license:  (i)  to use, copy, prepare derivative works of, distribute, and perform or display publicly, modify and have modified the Software and to distribute derivative works of same solely for the purpose of creating application program interfaces (“API’s”) to allow the use and integration of the Software with third party software, (ii) to license Customers to use such API’s in connection with their use of the Software, (iii) to authorize and sublicense third parties to exercise all of the foregoing rights, and (iv) to provide such information, including but not limited to Confidential Information, about the Software as may be reasonably necessary or helpful in connection such sublicenses.  These rights and licenses include the right to retain third parties to assist RDSI in the exercise of the rights and licenses granted to RDSI.

The rights and licenses granted herein shall remain in effect until the Reseller Agreement is terminated; provided however, that any rights granted to Customers shall not terminate so long as they continue to rightfully use the Software; and all sublicenses granted to third parties shall not terminate except in accordance with the agreement granting such sublicense.

NCHI hereby acknowledges receipt of the payments and the terms for potential repayment to RDSI as described in the February 1, 2010 letter.  NCHI further agrees that the payment of the estimated advance software licensing fee shall be first fully credited against any fees owing to NCHI under the Reseller Agreement before further payments are made to NCHI thereunder.

IN WITNESS WHEREOF, NCHI and RDSI cause this First Addendum to Reseller Software License and Support Agreement to be executed, effective as of the Effective Date, by their duly authorized representatives identified below.

New Core Holdings, Inc.	Rurbanc Data Services, Inc.
(“NCHI”)	(“RDSI”)

By:	/s/ John Aranowicz	By:	/s/ Kenneth A. Joyce

Name:	John Aranowicz	Name:	Kenneth A. Joyce

Title:	President and CEO	Title:	Chairman and CEO